Exhibit 99.1

Hercules Technology Growth Capital Announces Record Second Quarter 2008 Financial Results and Declares a $0.34 Q3 2008 Dividend

Company Reports Record Revenues of $19.0 Million, Record Originations and Fundings for the Quarter

PALO ALTO, Calif.--(BUSINESS WIRE)--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC), the leading specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, today announced its financial results for the second quarter ended June 30, 2008.

Second Quarter 2008 Highlights:

  Record revenues of approximately $19.0 million, an increase of approximately $5.7 million or 43% over the comparable period in 2007.
  Net investment income before taxes during the quarter increased by 38% to approximately $10.0 million, compared to approximately $7.2 million in the second quarter of 2007. Net investment income per basic share was $0.30 for the second quarter of 2008, compared to $0.29 per share in the second quarter of 2007.
  Taxable income for the quarter was $0.39 per share, including approximately $2.5 million or approximately $0.08 per share from tax-timing differences and net realized gains due to the sale of securities during the quarter. Taxable income differs from book income due to exclusion of unrealized appreciation and depreciation, temporary and permanent differences in income and expense recognition.
  Recorded net realized gains of approximately $1.9 million and net unrealized depreciation of approximately $3.5 million on loans, warrants and equity investments. Hercules held warrant positions in 96 portfolio companies at the end of the second quarter of 2008, compared to warrants in 70 companies at the end of the second quarter of 2007, an increase of 37% over the comparable period in 2007.
  Net income was approximately $8.4 million, or $0.25 per share on 32.8 million basic shares outstanding versus approximately $8.3 million, or $0.33 per share on 25.2 million basic shares outstanding for the second quarter of 2007.
  Record commitments for the second quarter were approximately $236.0 million, comprised of $229.6 million in debt commitments and approximately $6.4 million of equity commitments.

  Record fundings in the second quarter totaled approximately $161.0 million. Debt funded in the quarter totaled approximately $154.6 million and equity funding totaled approximately $6.4 million.

  Announced twelfth consecutive dividend of $0.34 per share to be paid on September 15, 2008 to shareholders of record as of August 15, 2008, an increase of 13% over the comparable period in 2007.

“Despite the continued challenges in the broader economy coupled with the continued credit markets concerns, the venture capital industry continues to maintain a relatively stable level of investment this quarter across all stages of development and industry sectors, providing a steady source of new investment opportunities for Hercules to potentially invest in. In addition, the venture capital fundraising activity strengthened in the second quarter showing a remarkable level of resiliency, with over $9.0 billion committed to approximately 70 new funds, according to Thomson Reuters and the National Venture Capital Association (NVCA),” said Manuel Henriquez, CEO of Hercules Technology.

“In terms of Hercules specifically, we continue to vigilantly monitor our credit performance, paying close attention to our existing investment portfolio. In addition, we continue to shift our focus to more mature later stage opportunities given the current business environment, while remaining attentive to any signs of potential issues that may adversely affect our company or a given sector of our portfolio companies.”

“With our team of investment professionals, the majority of which are credit trained, our growing reputation within the venture capital community as a solid long term financial partner coupled with the growing Hercules brand awareness, we continue to experience a strong pipeline of investment opportunities in our target markets. Our solid results in the second quarter, despite an otherwise challenging economic environment, suggest Hercules Technology is doing a good job of taking advantage of those opportunities to meet our portfolio companies’ and venture capitalists’ needs. Our business model and disciplined credit culture have so far protected us from the problems facing many of the banks and specialty finance companies. We intend to maintain that discipline and focus as we move forward, as we navigate the challenges of the current economic landscape through the remainder of 2008.”

“We also expect to announce later during the month of August, our new revolving credit facility for potentially up to $300 million that will provide the ability to add lenders to the credit facility over the term of the facility. The facility is expected to be structured as a two year committed facility, with a one year optional extension. The initial facility is expected to close with a commitment of $50 million and up to possibly $100 million with the addition of one to two potential lenders as we finalize the loan and security agreements. However, until this transaction is fully closed, I would like to remind everyone that it is still a pending transaction,” concluded Henriquez. There can be no assurance as to whether Hercules will execute this facility, or the timing thereof.

Second Quarter Review and Operating Results

During the quarter, Hercules entered into agreements to provide debt financing totaling approximately $236.0 million and funded a total of approximately $154.6 million in debt investments including loan renewals. In addition, Hercules made equity investments totaling approximately $6.4 million during the quarter.

Proceeds from principal repayments were approximately $77.5 million, comprised of normal principal repayments, early repayments and pay downs on working capital lines of credit.

During the second quarter, Hercules recognized approximately $1.9 million of net realized gains from its warrant and equity investments, primarily attributed to the acquisition of Sirtris Pharmaceuticals by GlaxoSmithKline plc.

As of June 30, 2008, Hercules had unfunded debt commitments of approximately $193.0 million to 37 portfolio companies. Since these commitments may expire without being drawn upon, or may include performance milestones, unfunded commitments do not necessarily represent future cash requirements. In addition, the Company executed non-binding term sheets totaling approximately $9.0 million for proposed future commitments. These proposed investments are subject to completion of the Company’s due diligence and final approval process, as well as the negotiation of definitive documentation with the prospective portfolio companies. Not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements.

Investment Portfolio

The fair value of Hercules’ total investment portfolio at quarter-end was approximately $602.1 million, as compared to approximately $416.7 million at the end of the second quarter of 2007.

The fair value of the loan portfolio was approximately $545.1 million compared to a fair value of approximately $390.1 million at the end of the second quarter 2007.

The fair value of the equity portfolio was approximately $32.2 million to 39 companies, compared to a fair value of approximately $11.8 million to companies at the end of the second quarter of 2007.

Hercules held warrant positions in 96 portfolio companies, with a fair value of approximately $24.8 million at June 30, 2008, as compared to approximately $14.7 million fair value at June 30, 2007. This represents a 68% increase in the fair value of the warrant portfolio from June 30, 2007 to June 30, 2008, which includes additional investments and appreciation in value. If exercised, these warrant holdings at June 30, 2008 would allow Hercules to invest approximately $60 million. However, these warrants may not appreciate in value and, in fact, may decline in value. Accordingly, the Company may not be able to realize gains from our warrant holdings.

The effective yield on our debt investments during the quarter was 14.3% which is higher than the preceding quarter yield of 12.6% due to fee income from acceleration of fees and interest from early loan repayments and loan amendments.

The overall weighted average yield to maturity on the Company’s loan portfolio was higher at 12.67% as of June 30, 2008, compared to 12.64% at March 31, 2008. The weighted average yield to maturity is computed using interest rates in effect at inception of each of the loans, and include amortization of loan facility fees, commitment fees and market premiums or discounts over the expected life of the debt investments, weighted by their respective costs when averaged and based on the assumption that all contractual loan commitments have been fully funded and held to maturity.

Income Statement

Continued growth of Hercules’ debt investment portfolio contributed to a 43% increase in total investment income to a record of approximately $19.0 million during the second quarter of 2008, as compared to approximately $13.3 million in the second quarter of 2007.

Interest expense and loan fees driven by higher borrowing activities were approximately $3.5 million during the second quarter, an increase of 73%, as compared to approximately $2.0 in the same quarter of the previous year. Hercules had a weighted average debt balance outstanding during the quarter of approximately $180.9 million and a weighted average cost of debt of 7.7% at June 30, 2008. Total operating expenses, excluding interest expense and loan fees, for the second quarter of 2008 were approximately $5.6 million, as compared to approximately $4.0 million for the second quarter of 2007. The increase was primarily attributable to an increase from 35 employees at June 30, 2007 to 43 employees at June 30, 2008, representing an increase of approximately 23%, higher salary and stock-based compensation expense, and higher legal and work-out related expenses.

Net investment income for the second quarter of 2008 was approximately $10.0 million, which represents an increase of 38%, compared to approximately $7.2 million for the second quarter of 2007. Net investment income on 32.8 million basic shares outstanding, was $0.30 per share in the second quarter of 2008, compared to $0.29 per share in the comparable quarter of 2007 on 25.2 million basic shares outstanding. Net realized gain of approximately $1.9 million recognized during the second quarter was primarily attributed to gains on the Company’s warrant and equity positions as a result of the acquisition of Sirtris Pharmaceuticals Inc.

Hercules recorded net unrealized depreciation on investments of approximately $3.5 million during the second quarter of 2008 primarily attributed to unrealized depreciation on the warrant portfolio and on two portfolio companies that were decreased to the estimated fair value, offset by a write-up on one portfolio company loan.

Dividends

The Company distributed a dividend of $0.34 per share to its shareholders during the quarter, representing an increase of 13% over the comparable period in 2007. This distribution was the eleventh consecutive quarterly dividend paid and brings total distributions to $3.07 per share since its initial public offering in June 2005.

The Board of Directors declared a second quarter dividend of $0.34 per share to be paid in the third quarter, representing an increase of 13% over the comparable period in 2007. The dividend will be payable on September 15, 2008 to shareholders of record as of August 15, 2008. This is the Company’s twelfth consecutive dividend declaration since its initial public offering, and will bring the total cumulative dividend declared to date to $3.41 per share.

For 2008, Hercules currently estimates that it will distribute approximately $1.32 in dividends. This estimate takes into account the Company’s expectations for the performance of its business for 2008, and its estimates of operating income, capital gains, net income and taxable income for 2008. The Company’s actual distributions for 2008 may differ from this estimate. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. The tax attributes of its distributions for the year ended December 31, 2007 were paid 100% from ordinary income. If the Company determined the tax attributes of its distributions year-to-date as of June 30, 2008, approximately $0.64 or 100% would be from ordinary income and taxable income spillover from 2007. However, there can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2008 distributions to shareholders will actually be. The actual tax characteristics of dividends distributed to shareholders will be reported to shareholders annually on a Form 1099-DIV.

Liquidity and Capital Resources

At June 30, 2008, the Company’s net assets were $401.1 million, with a net asset value per share of $12.21 as compared $12.05 per share at the end of the second quarter of 2007.

The Company ended the second quarter with approximately $13.9 million in cash and cash equivalents.

Hercules currently has $127.7 million available under the SBA program and had approximately $95.1 million outstanding at June 30, 2008, thus permitting additional borrowings of approximately $32.6 million subject to certain credit and regulatory limitations.

At June 30, 2008, Hercules had approximately $118.9 million outstanding under its $134.9 million credit facility, which represented unused capacity of approximately $16.0 million subject to certain credit limitations.

The Company has an exemptive relief from the SEC that allows it to exclude the SBA borrowings from the 1:1 leverage test imposed on BDCs. Based on Hercules’ existing stockholders’ equity and its SEC exemptive relief for borrowings available under the SBA debenture program, the Company has the potential to leverage its balance sheet in excess of $500 million. This figure assumes Hercules is able to renew and expand its existing credit facilities. The Company had approximately $214.0 million in debt outstanding as of June 30, 2008, representing a leverage ratio of approximately 53%.

Portfolio Asset Quality and Diversification

As of June 30, 2008, grading of the debt portfolio at value, excluding warrants and equity investments, was as follows:

Grade 1 $28.6 million or 5.3% of the total portfolio

Grade 2 $451.5 million or 82.8% of the total portfolio

Grade 3 $55.0 million or 10.1% of the total portfolio

Grade 4 $9.9 million or 1.8% of the total portfolio

Grade 5 None

At June 30, 2008, the weighted average loan grade of the portfolio was 2.10 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.21 as of March 31, 2008. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital, or if they are not meeting the company’s financial criteria and their respective business plans.

Hercules’ portfolio diversification as of June 30, 2008 was as follows:

  20.8% in communications and networking companies
  12.1% in information services
  11.7% in drug discovery companies
  11.2% in software
  8.3% in specialty pharmaceutical companies
  8.1% in electronics and computer hardware companies
  4.5% in semiconductor companies
  4.4% in consumer and business product companies
  3.6% in drug delivery companies
  3.5% in internet companies
  3.3% in biotechnology tools companies
  2.2% in therapeutic companies
  2.1% in diagnostic companies
  1.9% in media/content/info companies
  1.3% in surgical device companies
  1.0% in energy companies

Subsequent Events

In July 2008, the Company’s $3.7 million term note with Agami, a previously graded 3 company, was repaid providing full principal and interest payment.

Also in July, Hercules sold warrants in Epicept, a graded 4 company, providing a realized gain of approximately $232,000, or $0.01 per share expected to be recorded in the third quarter.

Conference Call

Hercules has scheduled its 2008 second quarter financial results conference call for August 7, 2008 at 2:00 p.m. PDT (5:00 p.m. EDT). To listen to the call, please dial (719) 325-4885 or (877) 548-7911 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (719) 457-0820 or (888) 203-1112 and enter passcode 9240777.

The Hercules financial results conference call will be available via a live webcast on the investor relations section of the Hercules website at http://www.HTGC.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the website for 90 days.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder, San Diego, Columbus and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Investment income:
Interest	$16,081	$11,792	$30,320	$20,828
Fees	2,941	1,483	4,302	2,126
Total investment income	19,022	13,275	34,622	22,954
Operating expenses:
Interest	2,914	1,763	4,765	2,449
Loan fees	564	250	947	516
General and administrative	2,211	1,714	3,385	3,022
Employee Compensation:
Compensation and benefits	2,854	2,015	5,653	3,954
Stock-based compensation	507	293	901	546
Total employee compensation	3,361	2,308	6,554	4,500
Total operating expenses	9,050	6,035	15,651	10,487

Net investment income	9,972	7,240	18,971	12,467

Net realized gain (loss) on investments	1,909	(336)	4,867	(46)
Net increase (decrease) in unrealized appreciation on investments	(3,523)	1,366	(4,444)	2,182

Net realized and unrealized gain (loss)	(1,614)	1,030	423	2,136
Net increase in net assets resulting from operations	$8,358	$8,270	$19,394	$14,603

Net investment income before investment gains and losses
per common share:
Basic	$0.30	$0.29	$0.58	$0.52
Diluted	$0.30	$0.29	$0.58	$0.51

Change in net assets per common share:
Basic	$0.25	$0.33	$0.59	$0.61
Diluted	$0.25	$0.33	$0.59	$0.60

Weighted average shares outstanding
Basic	32,832	25,190	32,731	24,037
Diluted	32,832	25,401	32,731	24,248

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Investments:
Non-affiliate investments (cost of $589,523 and $513,106)	$597,849	$525,725
Affiliate investments (cost of $6,344 and $6,344)	4,247	4,247
Total investments, at value (cost of $595,867 and $519,450 respectively)	602,096	529,972
Deferred loan origination revenue	(7,896)	(6,593)
Cash and cash equivalents	13,851	7,856
Interest receivable	7,911	6,387
Other assets	6,604	4,321
Total assets	622,566	541,943

Liabilities
Accounts payable and accrued liabilities	7,534	6,956
Short-term credit facility	118,900	79,200
Long-term SBA debentures	95,050	55,050
Total liabilities	221,484	141,206
Net assets	$401,082	$400,737

Net assets consist of:
Common stock, par value	$33	$33
Capital in excess of par value	397,887	393,530
Deferred stock compensation	(2,558)	(78)
Unrealized appreciation on investments	5,685	10,129
Accumulated realized gains on investments	5,686	819
Distributions in excess of investment income	(5,651)	(3,696)
Total net assets	$401,082	$400,737

Shares of common stock outstanding ($0.001 par value, 60,000 authorized)	32,837	32,541

Net asset value per share	$12.21	$12.31

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com